Exhibit 10.1
STANDARD TERMS OF AWARDS GRANTED UNDER
THE 2007 EXECUTIVE LONG-TERM INCENTIVE PROGRAM
OF THE 2004 SYPRIS EQUITY PLAN

1.
Purpose of the Program. The Company’s Executive Long-Term Incentive Program (“ELTIP”) under the 2004 Sypris Equity Plan (“Plan”) shall be effective for all Awards incorporating these Terms on or after March 1, 2007, to advance the Company’s growth and prosperity by providing long-term financial incentives to its executives, and to further the Company’s philosophy of equity ownership by the Company’s officers in accordance with the Company’s Equity Ownership Guidelines.

2.	Awards. Each ELTIP Participant will be eligible to receive an annual Award of Restricted Shares and an annual Award of Performance-Vesting Restricted Shares as determined by the Committee.

3.	Restricted Shares. Each “Restricted Share” is one Share of the Common Stock (subject to adjustments per the Plan) which is subject to forfeiture before its Vesting Date, as set forth below.

3.1.
Restricted Share Vesting. Unless otherwise determined by the Committee, grants of Restricted Shares will vest approximately 33% on the third anniversary of its Grant Date, 33% on the fifth anniversary of its Grant Date and 34% on the seventh anniversary of its Grant Date (each such anniversary, a “Vesting Date”), unless forfeited before such Vesting Date.

3.2.
Performance-Vesting Restricted Shares. Unless otherwise determined by the Committee, grants of Performance-Vesting Restricted Shares will vest 25% on each of the first, second, third and fourth anniversaries of the Vesting Trigger Date as defined in the Award (each such anniversary, a “Vesting Date”), unless forfeited by the failure to achieve a Vesting Trigger Date before the third anniversary of the Grant Date.

3.3.
Distribution. All Restricted Shares will be held by the Company until their Vesting Dates, and physically distributed to the Participant thereafter, with any legends required by applicable Rules. Participants may vote and receive cash dividends on such Restricted Shares, as applicable, after the Grant Date.

4.
Annual Review. The Committee will review the terms and conditions of the ELTIP annually in February of each year. The Committee will also review and approve of the Award to be granted to each Participant for the then current year, taking into consideration the (i) Participant’s contribution to the Company, (ii) results of the most recent national compensation survey data, and (iii) Company’s performance with respect to the achievement of its long-term strategic goals, including those relating to market and customer share, geographic expansion, portfolio mix, capital structure and financial strength, managerial development, capital markets, financial variability and risk profile.

5.
Reduction in Job Responsibilities. If a Participant’s job responsibilities are reduced in scope or otherwise altered, the Participant shall automatically cease to participate in the ELTIP with respect to future Awards, unless otherwise determined by the Committee.

6.
Retirement or Disability. In the event of any retirement after age 65 or qualification to receive long-term disability benefits under the Company’s then current policies, such retirement or disability period shall be treated as a period of employment for purposes of the accrual of rights hereunder, including any vesting or exercise rights.

7.
Leaves of Absence. The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or other approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

8.
Other Terminations. If employment is terminated other than for retirement, death or disability, each unvested Option or Restricted Share will be forfeited immediately and the Participant will have up to thirty (30) days in which to exercise any vested Options. In the event of death, all unvested Awards will be immediately vested, and the Participant’s representative or estate shall have one (1) year in which to exercise any Options.

9.  Administration. The Committee shall have complete authority to administer or interpret the ELTIP or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the ELTIP or any Award Agreements (including to establish or amend any rules regarding the ELTIP that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the ELTIP will be final.

10.	Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

10.1.
No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the ELTIP or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

10.2.
Taxes. The Participant must pay in cash, surrender Shares or Options of then-equivalent value, or otherwise arrange (to the Committee’s satisfaction) for all tax withholding obligations related to any Award.

10.3.
Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.